Exhibit 99.2

PROXY

The undersigned agrees to and hereby grants to Stephen N. Joffe, an irrevocable proxy pursuant to the provisions of the New Brunswick Business Corporations Act to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of capital stock (the “Stock”) of TLC VISION CORPORATION (the “Corporation”) now owned or hereafter acquired by the undersigned as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of shareholders of a corporation organized under the New Brunswick Business Corporations Act in connection with any annual or special meeting of shareholders of the Corporation.  The proxy granted hereunder shall, unless sooner terminated, be valid beginning on the date set forth below for a period of fourteen (14) months provided, however, that, in the event that the Corporation holds an annual meeting of shareholders prior to the expiration of such fourteen (14) month period, this proxy shall terminate on the date following such annual meeting.

THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE STOCK.

Dated this 19th day of February, 2008.

TRUST F/B/O HEIDI N. JOFFE

By:	/s/ Heidi L.T. Joffe
Heidi L.T. Joffe